Exhibit 10.1
COMMERCIAL METALS COMPANY
LONG-TERM CASH AND EQUITY AWARD AGREEMENT
_______________________
(the “Participant”)
has been granted a Restricted Stock Unit Award and a Performance Stock Unit Award, both of which are described in this Award Agreement (the “Agreement”) in accordance with Article 6 of the Commercial Metals Company (the “Company”) 2006 Long-Term Equity Incentive Plan (the “Plan”). The “Date of Grant” is January 18, 2011. The Performance Period is three years, being calendar years 2011 through 2013 (the “Performance Period”).
     This Agreement is subject to the terms of the Plan, and the terms of the Plan shall control in the event any provision of this Agreement is inconsistent with the provisions of the Plan. The capitalized terms used but not defined in this Agreement that are defined in the Plan shall have the meanings assigned to them in the Plan. The RSU Award (as defined in Section 1 below) and the PSU Award (as defined in Section 2 below), together, are referred to herein as the “Awards.”
     1. Restricted Stock Unit Award. The number of shares of Common Stock that may be delivered is __________ (the “RSU Award”).
a. Vesting; Timing of Delivery of Shares.
     (i) Subject to special vesting and forfeiture rules in this Agreement, provided the Participant is employed by or providing services to the Company or a Subsidiary on the applicable vesting date, the RSU Award shall vest in the form of shares of Company Common Stock and become payable as follows:
     (A) First anniversary of the Date of Grant: One-Third of the total RSU Award.
     (B) Second anniversary of the Date of Grant: One-Third of the total RSU Award.
     (C) Third anniversary of the Date of Grant: One-Third of the total RSU Award.
Each of the periods described in Section 1.a.(i)(A), (B), and (C) above is a “Vesting Year.”
     (ii) Upon (A) the Participant’s death; (B) the Participant’s Termination of Service as a result of Total and Permanent Disability; or (C) the Participant’s Qualifying Retirement, a pro rata portion of the unvested RSU Award shall automatically become vested and payable equal to the portion of the RSU Award that would have become vested pursuant to Section 1.a.(i) at the end of the then-current Vesting Year multiplied by a fraction, the numerator of which is the number of days during the then-current Vesting Year prior to the date of such event, and the denominator of which is 365.

     (iii) Notwithstanding Section 1.a.(i), 100% of the as-yet unvested RSU Award shall automatically become fully vested and payable upon the occurrence of a Change in Control.
     (iv) In the event of vesting of an RSU Award pursuant to reaching one of the following: a Vesting Year, the Participant’s death, or the occurrence of a Change in Control, the Company shall deliver to the Participant (or the Participant’s personal representative) the number of shares of Common Stock equal to the number of units of the RSU Award which have become vested either ratably, or due to death or a Change in Control upon the earliest of: (A) the date of a Vesting Year has been reached, or (B) as soon as practical after (i) the Participant’s death or (ii) when the Change in Control occurs, but in no event later than 60 days following such date.
     (v) Subject to Section 15.b., in the event of vesting of the RSU Award pursuant to Section 1.a.(ii)(B) (Termination of Service due to Disability) or Section 1.a.(ii)(C) (Qualifying Retirement), the Company shall deliver to the Participant (or the Participant’s personal representative) a number of shares of Common Stock equal to the appropriate pro rata vested RSU Award credited to the Participant, upon, or as soon as practical following, but in no event later than 60 days after the occurrence of either accelerating event.
     b. Forfeiture of RSU Award. Any portion of the RSU Award that does not become vested and payable in shares of Common Stock in accordance with this Section 1 shall be forfeited on the date of the Participant’s Termination of Service.
     2. Performance Cash and Equity Award. This Performance Stock Unit Award is composed of (i) a cash award based on achievement of the Target level of the performance goals and objectives set forth in this Agreement, equal to the value of _____________ Restricted Stock Units based on the closing price per share of Common Stock on the day of vesting (as defined in Section 7.6 of the Plan), and (ii) an award of shares of Common Stock based on achievement of the Target level of the performance goals and objectives set forth in this Agreement, measured by _____________ Restricted Stock Units. Together, the total of ______________ Restricted Stock Units awarded in this Section 2 are referred to as the “PSU Award.”
a. Vesting; Timing of Delivery of Shares.
     (i) Performance Vesting. Subject to special vesting and forfeiture rules in this Agreement, the PSU Award shall vest upon achievement of the requirements/targets during the Performance Period as described on the Schedule attached hereto, which is by this reference made a part hereof.
     Notwithstanding the above, the Committee may reduce the PSU Award, in its sole discretion. Further, if at vesting the Company ranks below the 40th percentile on a Total Stockholder Return basis as compared to its Peer Group with the Total Stockholder Return based on the average of the closing prices on the Principal Market for each Trading Day for the Performance Period, then the Committee shall consider whether to reduce the PSU Award and/or modify the form in which any vested units are paid (i.e., cash vs. shares of Common Stock).
     In the event of vesting of the PSU Award pursuant to this Section 2.a.(i), the Company shall deliver to the Participant (or the Participant’s personal representative) as soon as practical after such vesting, but in no event later than 60 days following such date:
(x)	cash in an amount equal to the value of the number of shares of Common Stock equal to the 50% of the aggregate number of vested units in the PSU Award credited to the Participant, with such value based on the closing price of Company Common Stock on the last day of the Performance Period, and

(y)	the number of shares of Common Stock equal to the 50% of the aggregate number of vested PSU Award units credited to the Participant.
     (ii) Accelerated Vesting Upon Death, Disability or Qualifying Retirement. Notwithstanding Section 2.a.(i), in the event of the Participant’s (A) death; (B) Termination of Service as a result of Total and Permanent Disability; or (C) Qualifying Retirement, the PSU Award shall vest, with the vested value to be determined at the end of the Performance Period by multiplying the total PSU Award that would be vested based on Section 2.a.(i) above, by a fraction, the numerator of which is the number of days from the Date of Grant to the date of such event, and the denominator of which is the number of days in the full Performance Period. Such pro rata vested PSU Award shall be payable not later than 60 days following the end of the Performance Period. Notwithstanding the foregoing paragraph, the Compensation Committee shall have the sole authority to determine whether a retirement is a Qualified Retirement for the purposes of triggering an acceleration of the vesting of a PSU Award.
     (iii) Accelerated Vesting Upon Change in Control. Notwithstanding Section 2.a.(i), the PSU Award shall automatically and immediately become vested as of the occurrence of a Change in Control in accordance with this paragraph. The number of units in the PSU Award vesting as the result of a Change in Control shall be equal to the number determined in accordance with the attached Schedule A, assuming achievement of the performance goals at the Target level through the end of the Performance Period. The vested PSU Award shall be payable not later than 60 days following the effective date of the Change in Control.
     (iv) Delivery of Cash After Vesting Due to Death, Disability or Qualifying Retirement. In the event of vesting of the PSU Award pursuant to Section 2.a.(ii), the Company shall deliver to the Participant (or the Participant’s personal representative): cash in an amount equal to the value of the number of shares of Common Stock equal to the aggregate number of units in the vested PSU Award, with such value based on the closing price of Company Common Stock on the last day of the Performance Period. Such delivery shall occur not later than 60 days following the last day of the Performance Period.
     (v) Delivery of Cash and Shares After Vesting Due to Change in Control. Subject to Section 15.b., in the event of vesting of PSU Award pursuant Section 2.a.(iii), the Company shall deliver to the Participant:
(x)	cash in an amount equal to the value of the number of shares of Common Stock equal to the 50% of the aggregate number of vested units in the Participant’s PSU Award, with such value based on the closing price of Company Common Stock on the effective date of the Change in Control; and

(y)	the number of shares of Common Stock equal to the 50% of the aggregate number of vested units in the Participant’s PSU Award.
Such delivery shall occur as soon as practical following the occurrence of a Change in Control, but in no event later than 60 days after such date.
     b. Forfeiture of PSU Award. Any portion of the PSU Award that does not become vested and payable in shares of Common Stock in accordance with Section 2 shall be forfeited on the earlier of the date of the Participant’s Termination of Service or January 18, 2014.
     3. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
     “EBITDA” means, for the Company or any Subsidiary, the net earnings of that entity before deductions by the entity for interest, income taxes, depreciation and amortization expenses.
     “Peer Group” means the companies set forth in the Company’s proxy statement filed in December 2010. If between the Date of Grant and December 31, 2013, any member of the Peer Group ceases to be a public company with common stock listed for trading, then such member shall be removed from the Peer Group for any calculations related to this Agreement. If 25% or more of the companies that constitute the original Peer Group are removed from the Peer Group under the preceding sentence, the Committee may add additional companies to the Peer Group; but the Peer Group shall never consist of more than eleven companies.
     “Principal Market” means the New York Stock Exchange, or if the Common Stock is not traded on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the NYSE AMEX or any successor exchanges.
     “Qualifying Retirement” means that the Committee, in its sole discretion, determines that the sole reason for the Participant’s Termination of Service is retirement. The following thresholds shall act as triggers for an analysis by the Committee of whether a retirement event is a Qualified Retirement: (x) a Retirement (as defined in the Plan) or (y) a qualified retirement under the terms of this Agreement, as follows: (A) Termination of Service as a result of retirement on or after attaining age sixty-two (62); (B) Termination of Service as a result of retirement following the attainment of age fifty-five (55) and ten (10) years of employment with the Company or any Subsidiary; or (C) Termination of Service as a result of retirement following the attainment of age fifty (50) and fifteen (15) years of employment with the Company or any Subsidiary, or for other reasons as determined by the Compensation Committee.
     “Return on Invested Capital” means FIFO Net Earnings before interest expense divided by the sum of commercial paper, notes payable (excluding any parent company guarantee), current maturities of long-term debt and stockholders equity. “FIFO Net Earnings” means net earnings calculated using the first in, first out inventory costing principle for all inventories.

     “Total Stockholder Return” is a per share price at the beginning of the period compared to a per share price at the end of the period with cash dividends assumed to purchase additional fractional shares at the closing price as of the ex-dividend date.
     “Trading Day” means any day on which the Common Stock is traded on the Principal Market.
     4. Restrictions on Awards and Rights of a Stockholder. The Participant will not be treated as a stockholder with respect to any shares of Common Stock covered by this Agreement until the shares are entered by book entry registration in the Company’s direct registration services or issuance of a certificate or certificates to the Participant for the shares. Article 11 of the Plan shall cover any adjustments for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates. Subject to the provisions of the Plan, until the date shares of Common Stock are delivered to the Participant under the Awards (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign any of the Awards or any shares of Common Stock that may be delivered under the Awards. All of the rights of the Participant in the Awards and the Common Stock issued upon vesting of the Awards are subject to Section 16 of this Agreement.
     5. Book Entry or Certificate Issuance of Shares and Legend. All shares of Common Stock delivered shall be represented by, at the option of the Company, either book entry registration in the Company’s direct registration services or by a certificate. If the Common Stock was not issued in a transaction registered under the federal and state securities laws, all shares of Common Stock delivered under the Awards that are issued in certificate form shall bear a restrictive legend and shall be held indefinitely, unless they are subsequently registered under the federal and state securities laws or the Participant obtains an opinion of counsel, satisfactory to the Company, that registration is not required. All shares of Common Stock delivered that are issued in book entry direct registration services form shall be subject to the same restrictions described in a restrictive legend.
     6. Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.
     7. Investment Representation. Unless the Common Stock is issued to him in a transaction registered under federal and state securities laws, the Participant represents and warrants that all Common Stock which may be acquired hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.
     8. Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his review by the Company, and represents that he is familiar with the terms of the Plan, and accepts this Award subject to all the terms of the Plan. The Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.
     9. Law Governing; Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state). Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or convenience of forum, agrees that all claims in respect of the proceedings shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.
     10. Legal Construction. In the event that any term of this Agreement is held by a court to be invalid in any respect, the invalid term shall not affect any other term that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid term had never been contained herein.
     11. Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and constitute the sole agreements between the parties with respect to the subject matter.
     12. Parties Bound. The terms that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment set forth in this Agreement.
     13. Modification. No change or modification of this Agreement shall be valid unless the change or modification is in writing and signed by the parties. However, the Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines that such change or modification is necessary to comply with or be exempt from the requirements of Section 409A of the Code. In any event, the Company may amend the Plan or revoke the Awards to the extent permitted by the Plan.
     14. Tax Requirements. The Participant should consult immediately with his own tax advisor regarding the tax consequences of this Agreement. The Company (or a Subsidiary that is the Participant’s employer) (for purposes of this Section 14 “Company” includes any applicable Subsidiary), shall have the right to deduct from all amounts paid in stock, cash or any other form, any taxes required by law to be withheld in connection with this Award. The Company may also require the Participant receiving shares of Common Stock to pay the Company the amount of any taxes that the Company is required to withhold in connection with this Award. Such payments shall be made when requested by Company and may be required prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made at the election of the Participant (i) by the delivery of cash to the Company in an amount that equals (or exceeds, to the extent necessary to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months, with an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting of this Award, with an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment (the “Share Retention Method”); or (iv) any combination of (i), (ii), or (iii). However, if the Participant is subject to Section 16 of the Securities Exchange Act of 1934, his withholding obligation under this Section 14 shall be satisfied by the Share Retention Method, and neither the Company nor the Committee shall have any discretion to permit the satisfaction of such withholding obligation by any other means.

     15. Section 409A; Delay of Payment.
     a. It is intended that the payments and benefits provided under this Agreement will be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax upon the Participant under Section 409A of the Code.
     b. To the extent (i) any payment to which the Participant becomes entitled under this Agreement, upon the Participant’s Termination of Service constitutes deferred compensation subject to Section 409A of the Code, (ii) the Participant is deemed at the time of such Termination of Service to be a “specified employee” under Section 409A of the Code, (iii) the Company is publicly traded (as defined in Section 409A of the Code), and (iv) such payment is subject to the delay provided for herein, then such payment will not be made or commence until the earlier of (x) the expiration of the six (6) month period measured from the date of the Participant’s Termination of Service; and (y) the date of the Participant’s death following such Termination of Service.
     16. Forfeiture or Recovery. Notwithstanding anything to the contrary in the Plan, if the Committee determines, in its sole discretion, that the Participant has engaged in fraud or misconduct that relates to, in whole or in part, the need for a required restatement of the Company’s financial statements filed with the Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by the Participant, including, without limitation, any Award under the Plan, with respect to fiscal periods materially affected by the restatement and may cause to be forfeited any vested or unvested Awards and may recover from the Participant all incentive compensation to the extent that the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to the Company under any other agreement or applicable law, including disciplinary action up to and including termination of employment.
* * * * * * * * * * * *

     IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company, and the Participant, to evidence his consent and approval of all the terms of this Agreement, has duly executed this Agreement, as of the date specified in Section 1 of this Agreement.

COMPANY:

COMMERCIAL METALS COMPANY

By:

Name:

Title:

PARTICIPANT:

Signature

Name:

Address:

SCHEDULE A
GOALS, LEVELS OF ACHIEVEMENT, AND VESTING

	Weighting	Threshold:	Target:	Maximum:
		—%	—%	—%
ROIC:	—%	—%	—%	—%
EBITDA:	—%	$—	$—	$—
Achievement of Target performance results in 100% vesting of that Goal; achievement of Threshold performance results in ___% vesting of that Goal; achievement of Maximum performance results in ___% vesting of that Goal. After determination by the Committee of the level of achievement for each Goal, the Committee will determine the percentage of vesting by interpolation (on a straight-line basis) between Threshold and Maximum.
[For example, if the ROIC achievement is _____%, that is half-way between Threshold and Target, and vesting at Threshold is 80%, while vesting at Target is 100%, the percentage of vesting for the ROIC goal would be 90%, which is half-way between 80% and 100%.]